SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2002

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     In accordance with SEC guidance provided with respect to FASB Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, Cox Communications, Inc. is providing the following information for incorporation by reference in its registration statements filed with the SEC.

     On January 1, 2002, Cox adopted SFAS No. 142, which requires that goodwill and certain intangible assets, including those recorded in past business combinations, no longer be amortized through the statement of operations, but instead be tested for impairment at least annually.

     Cox has certain intangible assets that have been determined to have indefinite useful lives. Accordingly, Cox discontinued the amortization of intangible assets with indefinite lives, which consist primarily of franchise value, effective January 1, 2002. Had Cox been accounting for intangible assets under SFAS No. 142 for the years ended December 31, 2001, 2000, and 1999, Cox’s net income and net income per share would have been as follows:

	Year Ended December 31

	2001	2000	1999

	(Thousands of Dollars, excluding per share data)
Reported income before cumulative effect of change in accounting principle	$37,911	$1,925,255	$881,928
Franchise value amortization, net of tax	250,214	256,397	127,429

Adjusted income before cumulative effect of change in accounting principle	288,125	2,181,652	1,009,357
Cumulative effect of change in accounting principle	717,090	—	—

Adjusted net income	$1,005,215	$2,181,652	$1,009,357

Basic net income per share:
Reported income before cumulative effect of change in accounting principle	$0.06	$3.20	$1.54
Add back franchise value amortization, net of tax	0.42	0.42	0.22

Adjusted income before cumulative effect of change in accounting principle	0.48	3.62	1.76
Cumulative effect of change in accounting principle	1.20	—	—

Adjusted basic net income per share	$1.68	$3.62	$1.76

Diluted net income per share:
Reported income before cumulative effect of change in accounting principle	$0.06	$3.16	$1.51
Add back franchise value amortization, net of tax	0.41	0.42	0.22

Adjusted income before cumulative effect of change in accounting principle	0.47	3.58	1.73
Cumulative effect of change in accounting principle	1.18	—	—

Adjusted diluted net income per share	$1.65	$3.58	$1.73

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: November 21, 2002	By:	/s/ William J. Fitzsimmons

William J. Fitzsimmons Vice President of Accounting and Financial Planning